Exhibit 3.141

CERTIFICATE OF FORMATION

of

FIRST ASURETEE LLC

This Certificate of Formation of First aSuretee LLC (the “LLC”), dated January 22, 2002 is being duly executed and filed by Stanley J. Andersen, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. § 18-101 et seq.) (the “LLC” Act”).

FIRST.                   The name of the limited liability company formed hereby is First aSuretee LLC.

SECOND.              The address of the registered office of the LLC in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle.  The name of its registered agent at such address is Corporation Service Company.

THIRD.                  The LLC’s existence will be perpetual.

FOURTH.             The business purpose of the LLC is any purpose permitted pursuant to the LLC Act.

FIFTH.                   The initial member of the LLC is First Data Corporation, a Delaware corporation.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ Stanley J. Andersen
Stanley J. Andersen
Authorized Person

Certificate of Amendment to Certificate of Formation

of

FIRST ASURETEE LLC

(a Delaware limited liability company)

It is hereby certified that:

1.     The name of the limited liability company (hereinafter called the “LLC”) is

First aSuretee LLC.

2.     The certificate of formation of the LLC is hereby amended by striking out Article FIRST thereof and by substituting in lieu of said Article the following new Article:

“FIRST.  The name of the limited liability company formed hereby is First Data Secure LLC.”

Executed on December 16, 2003.

/s/ Stanley J. Andersen
First Data Corporation, sole member
by: Stanley J. Andersen, Assistant Secretary